Exhibit 99.1

Sorrento Therapeutics to Present at Jefferies 2014 Global Healthcare Conference

San Diego, CA – May 30, 2014 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) a late-stage clinical oncology company developing new treatments for cancer and associated pain, today announced that Henry Ji, Ph.D., President and Chief Executive Officer of Sorrento, will present at the Jefferies 2014 Global Healthcare Conference. The presentation will take place at 8:00 am EDT on Wednesday, June 4, 2014 at the Grand Hyatt, New York.

A live webcast of the presentation can be accessed through the investor relations section of the Company’s website at www.sorrentotherapeutics.com. Following the live presentation, a replay of the webcast will be available on the Company’s website for 30 days.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq, the next-generation paclitaxel, will commence its registrational trial and be developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the National Institutes of Health to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated ADC platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, therapeutic antibodies, and ADCs.

More information is available at www.sorrentotherapeutics.com.

Contact(s):

Mr. Amar Singh

EVP and Chief Business Officer

Sorrento Therapeutics, Inc.

asingh@sorrentotherapeutics.com

T: + 1 (858) 210-3719